Issuer Free Writing Prospectus Filed Pursuant to Rule 433
supplementing the
Preliminary Prospectus Supplement dated May 8, 2007
Registration No. 333-133925
Pricing Term Sheet
May 8, 2007

Issuer:	MGM MIRAGE
Size:	$750,000,000
Description:	Senior Notes
Maturity:	June 1, 2016
Coupon:	7.50%
Public Offering Price:	100% of face amount, plus accrued interest, if any
Net Proceeds	$750,000,000 (before transaction expenses)
Yield:	7.50%
Interest Payment Dates:	June 1st and December 1st commencing December 1, 2007
Redemption Provisions:	Make-whole call at the Adjusted Treasury Rate plus 50 basis points
Settlement date:	May 17, 2007 (T+7)
CUSIP:	552953 BC4
Ratings:	Ba2 by Moody’s Investors Service, Inc., BB by Standard & Poor’s Ratings Services
Bookrunners:	Citi, Banc of America Securities LLC, Deutsche Bank Securities, JPMorgan, RBS Greenwich Capital
Co-managers:	Barclays Capital, BNP PARIBAS, Commerzbank Corporates & Markets, Daiwa Securities America Inc., Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities
Allocation:	Underwriter	Principal Amount

	Citigroup Global Markets Inc.	$105,000,000
	Banc of America Securities LLC	105,000,000
	Deutsche Bank Securities, Inc.	105,000,000
	Greenwich Capital Markets, Inc.	105,000,000
	J.P. Morgan Securities Inc.	105,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	37,500,000
	Morgan Stanley & Co. Incorporated	37,500,000
	Barclays Capital Inc.	22,500,000
	BNP Paribas Securities Corp.	22,500,000
	Commerzbank Capital Markets Corp.	22,500,000
	Daiwa Securities America Inc.	22,500,000
	UBS Securities LLC	22,500,000
	Wachovia Capital Markets, LLC	22,500,000
	Jefferies & Company, Inc.	15,000,000

	Total	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Citigroup Global Markets Inc., an underwriter, will arrange to send you the prospectus if you request it by calling toll free (877) 858-5407.